Exhibit 5.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 20, 2007 with respect to the consolidated financial statements of Chaparral Steel Company included in the business acquisition report of Gerdau Ameristeel Corporation dated October 11, 2007, and incorporated by reference in this Amendment No. 1 to Registration Statement on Form F-10 and related prospectus of Gerdau Ameristeel Corporation for the registration of 110,000,000 shares of its common stock.
/s/ Ernst & Young LLP
Dallas, Texas
November 1, 2007